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                                                                   Exhibit 10.39


                    Amended and Restated Employment Agreement


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), effective as of July 16, 2001 (the "Effective Date"), by and between Standard Automotive Corporation, a Delaware corporation (the "Company"), and James F. ("Pat") O'Crowley, an individual domiciled in the State of New
York ("Executive").


                                   Witnesseth

         WHEREAS, the operations of the Company are a complex matter requiring direction and leadership in a variety of areas;

         WHEREAS, the Company believes that it would benefit from the application of Executive's particular and unique skill, experience, and background to the management and operation of the Company; and

         WHEREAS, Executive wishes to commit himself to serve the Company in the positions set forth herein on the terms herein provided;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the Company and Executive hereby agree as follows:

1. Duties/Board Membership. During the Term hereof (as defined in Section 2 hereof), the Company agrees to retain Executive, and Executive agrees to be retained by the Company, as the President and Chief Executive Officer of the Company on the terms and conditions provided in this Agreement. Executive will serve in such positions and exercise such powers and authority as are customarily inherent in similar positions in a comparable publicly-held entity, subject to the By-Laws of the Company, which will include, but not be limited to, the following: the leadership of the entire organization, including the Truck Body/Trailer Division, the Critical Components Division and any other divisions as may be established; oversight, preparation and management of strategic operational and financial plans; the building of the business; the selection of key management throughout the organization (including the authority to hire and fire as Executive deems appropriate); and oversight of merger, acquisition, divestiture and other corporate development and corporate finance activities. Executive agrees to devote his best efforts and substantially all of his business time, attention, energy, and skill to performing his duties to the Company under this Agreement; provided, however, that nothing in this Agreement prevents Executive from engaging in other business activities, including but not limited to attending to his personal investment activities and serving as a member of the boards of directors of public, private and not-for-profit organizations, to the extent that such activities do not interfere with the performance of his duties hereunder. The Company acknowledges that Executive may use its computer and other office equipment and supplies for these activities. Executive will report directly and exclusively to the entire Board, and not to an individual director or a committee or sub-committee of the Board. All individuals holding senior management positions will report to Executive.


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         In addition, the Company agrees to nominate, and re-nominate as necessary, Executive as a member of its Board, which membership will continue throughout the Term hereof. Notwithstanding the foregoing, Executive agrees that he will resign from the Board immediately following the termination of his employment with the Company for any reason; provided, however, that Executive will not resign if a majority of the remaining Board members requests that he stay on.

2. Term. The term of this Agreement will commence as of the Effective Date and, unless earlier terminated in accordance with the terms of this Agreement, will extend until August 31, 2004, or to any later renewal or extension date that is mutually chosen by the parties in writing (the "Term"). Notwithstanding the foregoing, and subject to the special notice provisions set forth in Section 4(c) hereof in connection with the Company's termination of Executive with Cause, either party may terminate the Agreement upon providing the other party with a minimum of 30 days' prior written notice.

3.       Compensation and Related Matters.

         (a) Base Salary. During the Term of this Agreement, the Company agrees to pay to Executive a base salary in an aggregate amount of Two Hundred and Sixty Five Thousand Dollars ($265,000) per calendar year, payable in accordance with the general policies and procedures for payment of salaries to senior executive personnel of the Company but in all events payable no less frequently than monthly. The then applicable amount of yearly base salary payable to Executive pursuant to the provisions of this Section 3(a) will herein be referred to as the "Base Salary." The Base Salary payable to Executive pursuant to the provisions of this Section 3(a) will be subject to periodic review by the Board (or its compensation committee) based upon periodic review of Executive's performance conducted on at least an annual basis and may be periodically increased as a result thereof; provided, however, that the Base Salary payable to Executive pursuant to the provisions of this Section 3(a) will in no event be less than the aggregate amount set forth in the first sentence of this paragraph. In no event may Executive's Base Salary be reduced during the Term without his express written consent.

         (b) Relocation Expenses. The Company will pay, or reimburse Executive on a tax-adjusted basis for, all expenses related to his relocation from the Denver metropolitan area to the New York metropolitan area, including but not limited to the following: lease, utility and incidental payments on Executive's apartment in Denver through the end of the current term, which expired July 1, 2001; Executive's travel expenses between Denver and New York related to his relocation efforts; transportation costs related to the movement of Executive's belongings, automobile and other personal items from Denver to New York and any storage costs for such items while Executive secures a new residence; temporary lodging for Executive in New York until he is able to establish a new residence; and costs related to the hook up of utilities, cable, DSL and telephone and any other one-time payments necessary to establish Executive's new residence. Executive agrees to provide the Company with sufficient information and receipts related to the relocation expenses.


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         (c) Business Expenses/Legal Fees. Executive will be eligible for reimbursement by the Company for all ordinary business expenses incurred by Executive in the performance of his duties hereunder, subject to the Company's receipt of invoices or similar records as the Chief Financial Officer of the Company may reasonably request, or pursuant to other substantiation guidelines to be set forth in a business expense reimbursement policy to be established by the Company. Pending the adoption of such policy, the approval of the Company's Chief Financial Officer will be required prior to the reimbursement of any business expense incurred by Executive, and the Board's Audit Committee will resolve any dispute between Executive and the Chief Financial Officer regarding the reimbursement of any such expense. In addition, the Company agrees to pay for any reasonable legal fees and costs incurs in connection with the negotiation and execution of this Agreement, and the parties' Term Sheet in connection therewith.

         (d) Annual Bonuses. Executive will have the right to receive, and the Company agrees to pay to Executive, a discretionary bonus based on Executive's performance and/or the Company's performance for each fiscal year. The Board will evaluate Executive's performance and the Company's performance at the end of each fiscal year and, in its sole discretion, the Board may provide cash and/or stock awards to Executive in consideration for that fiscal year's performance. Notwithstanding the foregoing, the Board will distribute such discretionary cash and/or stock awards as soon as practicable following the closure of the fiscal year, in all events, on or before the 90th day immediately following the end of the fiscal year for which such bonus is attributable. The parties agree that the Board's approval of such discretionary bonuses will not be unreasonably withheld. Executive will be entitled to receive a pro rata distribution of the bonus for the fiscal year during which Executive's employment with the Company terminates, provided that the reason for such termination is not Cause.

         (e) Restricted Stock Award. In consideration for Executive's agreement to assume the positions of President and Chief Executive Officer, the Company will grant to him 100,000 shares of restricted common stock of the Company as of [date] (the "Execution Date"). 25,000 shares of the restricted stock will be fully and immediately vested as of the Execution Date. The remaining 75,000 shares of restricted stock will be held in escrow by the Company for the benefit of Executive, and such shares will vest in equal increments of one-third (1/3) as of the following dates: September 22, 2001; March 22, 2002; and September 22, 2002; provided, however, that Executive must be employed on such dates in order to vest in those increments. On and after the Execution Date, Executive will be entitled to all of the rights of a stockholder with respect to the restricted shares, including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares. If Executive forfeits any rights he may have to the unvested restricted shares he will, on the day following such forfeiture, no longer have any rights as a stockholder with respect to the forfeited shares or any interest therein, and Executive will no longer be entitled to receive dividends on such shares. The Company will issue the restricted stock pursuant to a written award agreement between the parties as of the Execution Date, which will contain provisions for immediate and full vesting of all unvested shares as described in Section 4(a)(6) hereof..

         (f)      Health Insurance and Other Benefits.

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                  (1) During the Term of this Agreement and subject to the
limitations and affirmative rights set forth in this Section 3(f), Executive and his eligible dependents will have the right to participate in any life, disability, health, dental, vision and other benefit plans or programs that have been or are hereafter adopted or maintained by the Company (or in which the Company participates) according to the terms of such plan or program with all of the benefits, rights and privileges as are enjoyed by any other senior executive officer of the Company. In addition, Executive will be covered by any and all policies of directors and officers insurance coverage obtained by the Company or its Board from time to time for its senior executive officers, the terms of which will be established by the Board in its sole discretion, and such coverage for Executive will extend for at least twenty-four (24) months beyond the date of his termination of employment with the Company.

                  (2) During the Term of this Agreement and subject to the limitations and affirmative rights set forth in this Section 3(f), Executive will have the right to participate in any retirement, pension, or other similar benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates) according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other senior executive officer of the Company.

                  (3) If the participation of Executive under a plan described in subsection (2) above would adversely affect the qualification of a plan intended to be qualified under the Code, the Company will have the right to exclude Executive from that plan in return for his participation in (x) a non-qualified deferred compensation plan or (y) an arrangement providing substantially comparable benefits under a plan that is either a qualified or non-qualified plan under the Code at the Company's option.

                  (4) Notwithstanding anything to the contrary contained herein, the Company reserves the right to amend or terminate any plan described in this
Section 3(f) for any reason; provided, however, that (i) no such amendment that would reduce the benefits of Executive will be adopted unless it affects other senior executive officers across-the-board, and (ii) if any plan amendment or termination reduces the benefits of Executive, the Company agrees to adopt or maintain one or more replacement plans that will provide Executive with reasonably comparable benefits throughout the Term of this Agreement.

         (g) Paid Time Off. Executive will be entitled to receive paid holidays, four (4) weeks of paid vacation and two (2) weeks of paid time off for personal matters during each twelve (12) month calendar period; provided, however, that Executive will be entitled to the maximum paid time off granted by the Company to any other member of senior management if such time exceeds six (6) weeks. In addition to the foregoing, Executive may be granted leaves of absence with or without pay for such other reasons as shall be mutually agreed upon by the Board and Executive. The Company agrees to allow Executive to carryover any unused vacation or personal time from year to year. All unused time will be paid out to Executive upon his termination for any reason.

         (h) Executive Bonus Compensation Package. Upon the Company securing eight million Dollars ($8,000,000.00) in additional third-party financing, the Board shall work in good


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faith with the management team of the Company to implement an Annual Incentive
Plan, in which the Executive and all members of management of the Company shall be eligible to participate, and a Long-Term Incentive Plan, in which the Executive and other select senior executives of the Company shall be eligible to participate.

4.       Termination and Termination Benefits.

         (a) Termination Without Cause. Subject to the notice provisions set forth in Section 2 and subsection 4(c) hereof, either party may terminate this Agreement and Executive's services at any time for any reason. In connection with the termination of this Agreement for any reason other than Cause during the Term of this Agreement, or the Company's failure to renew this Agreement upon the expiration of the Term, the Company will pay Executive (and Executive's eligible dependents with respect to paragraph (5) below) the following:

                  (1) all accrued but unpaid amounts of the Base Salary, cash and stock bonuses, and unused paid vacation and personal time through the effective date of termination, payable in accordance with the provisions of Sections 3(a), (d) and (g) above, plus any amounts of unreimbursed relocation expenses or legal expenses payable pursuant to Sections 3(b) and (c) above (which amounts will be paid to Executive on a tax-adjusted basis), plus any unreimbursed business expenses payable pursuant to Section 3(c) above, which amounts will be paid on or before the earlier of (i) the date required by applicable law or (ii) the 30th day following the effective date of termination;

                  (2) a lump-sum termination payment in an amount equal to one-half (1/2) Executive's then current annual Base Salary, which will be paid within fifteen (15) days of the effective date of termination, provided, however, that the Company shall be obligated to pay this lump-sum termination payment only if the Company secures eight million Dollars ($8,000,000.00) in additional third-party financing subsequent to the Effective Date;

                  (3) the remaining termination payment shall be made in an amount equal to Executive's then current annual Base Salary, which will be paid over the 12-month period following Executive's termination of employment in accordance with general policies and procedures for the payment of salaries to senior executive personnel of the Company but in all events payable no less frequently than monthly, provided, however, that if the Company fails to secure eight million Dollars ($8,000,000.00) in additional third-party financing subsequent to the Effective Date, then the remaining termination payment pursuant to this Section 4(a)(3) shall be made in an amount equal to one and one-half times (1 1/2 x) Executive's then current Base Salary, which will be paid over the 18-month period following Executive's termination of employment in accordance with general policies and procedures for the payment of salaries to senior executive personnel of the Company but in all event payable no less frequently than monthly;

                  (4) any vested employee benefits or amounts pursuant to
Section 3(f) hereof through the effective date of termination, payable in accordance with the provisions of any such programs or plans;


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                  (5) the costs of continuation of the Executive's health
insurance benefits specified in Section 3(f)(1) to the maximum extent permitted under the federal Consolidated Omnibus Budget Reconciliation Act ("COBRA"), provided the Executive timely elects such continuation and, upon termination of such coverage, reimbursement to the Executive for his out-of-pocket costs of securing substantially equivalent health insurance benefits for Executive and his eligible dependents for a period of two (2) years, upon submission of appropriately detailed receipts or invoices;

                  (6) a complete lapse of any remaining forfeiture restrictions on Executive's restricted stock award pursuant to Section 3(e) hereof and the full and immediate vesting in any stock option award or other stock grant pursuant to Section 3(d) hereof as of the effective date of termination;

                  (7) full executive outplacement assistance (including telephone, mail and other communication costs associated with Executive's job search); and

                  (8) a pro rata portion of the Executive's target Annual Bonus, pursuant to Section 3(d) above, for the fiscal year in which termination pursuant to this Section 4(a) occurs.

         (b) Termination With Cause. The Company may terminate this Agreement with "Cause," subject to the notice provisions set forth in Section 4(c) below. In connection with the termination of Executive's services pursuant to this
Section 4(b), the Company will pay Executive the following:

                  (1) all accrued but unpaid amounts of the Base Salary and unused paid vacation and personal time through the effective date of termination, payable in accordance with the provisions of Sections 3(a) and (g) above, plus any amounts of unreimbursed relocation expenses or legal expenses payable pursuant to Sections 3(b) and (c) above (which amounts will be paid to Executive on a tax-adjusted basis), plus any unreimbursed business expenses payable pursuant to Section 3(c) above, which amounts will be paid on or before the earlier of (i) the date required by applicable law or (ii) the 30th day following the effective date of termination; and

                  (2) any vested employee benefits or amounts pursuant to
Section 3(f) hereof through the effective date of termination, payable in accordance with the provisions of any such programs or plans.

         (c) "Cause" Defined. For purposes of this Agreement, "Cause" means a reasonable, good faith finding by a majority of the Board (A) that Executive has harmed the Company through an act of dishonesty or material conflict of interest that relates to the performance of Executive's duties hereunder, (B) of Executive's conviction of a felony involving moral turpitude, fraud or embezzlement, (C) that Executive's willful failure to perform in any material respect his duties under this Agreement (other than a failure due to disability) that results in material harm to the Company, after written notice specifying the failure and a reasonable opportunity of at least forty-five (45) days to cure (it being understood that if Executive's failure to perform is not of a type requiring a single action to fully cure, then Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to


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completion) or (D) of a material and willful breach by Executive of any of his obligations hereunder and the failure of Executive to cure such breach within forty-five (45) days after receipt by Executive of a written notice of the Company specifying in reasonable detail the nature of the breach. The Company intends that "Cause" must be based only on meaningful and significant matters and not on matters of minor importance. For purposes of this Section, an act, or failure to act, on Executive's part shall be considered "willful" only if done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

         (d)      Termination by Executive for Any Reason.

                  (1) Subject to the notice requirements set forth in Section 2 hereof, Executive may terminate this Agreement at any time with or without Good Reason (as defined herein), and after any required notice is provided to the Company Executive will continue to perform his duties under this Agreement during the notice period if the Company so elects. If Executive terminates his employment for Good Reason, the Company will pay him the compensation and other benefits provided above in Section 4(a)(1) as if it had terminated his employment without Cause after providing the requisite notice pursuant to
Section 2 hereof. In connection with the termination of this Agreement pursuant to this Section 4(d)(1) other than for Good Reason, Executive will be entitled to receive:

                           (A) all accrued but unpaid amounts of the Base
Salary, cash and stock bonuses under the Annual Incentive Plan, and unused paid vacation and personal time through the effective date of termination, payable in accordance with the provisions of Sections 3(a), (d), (g) and (h) above, plus any amounts of unreimbursed relocation expenses or legal expenses payable pursuant to Sections 3(b) and (c) above (which amounts will be paid to Executive on a tax-adjusted basis), plus any unreimbursed business expenses payable pursuant to Section 3(c) above, which amounts will be paid on or before the earlier of (i) the date required by applicable law or (ii) the 30th day following the effective date of termination; and

                           (B) any vested benefits or amounts pursuant to
Section 3(f) hereof through the effective date of termination, payable in accordance with the provisions of any such programs or plans.

                  (2) "Good Reason" Defined. For purposes of this Agreement, "Good Reason" means (A) the material breach by the Company of any of its obligations hereunder and the failure of the Company to cure such breach within forty-five (45) days after receipt by the Company of a written notice from Executive specifying in reasonable detail the nature of the breach; (B) Executive no longer holds the title of either Chief Executive Officer or President, or there is any material diminution in Executive's scope of responsibilities or duties; or (C) the Company changes Executive's principal place of employment to a location more than 25 miles from the Company's New York office without Executive's consent. Executive's delay in providing notice of his termination for Good Reason shall not be deemed to be a waiver of any such Good Reason unless and until Executive fails to provide such notice within six months after the occurrence of the event triggering such Good Reason, nor does the failure to resign for one Good Reason prevent any later Good Reason resignation for a similar or different reason.



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         (e) Termination for Disability. If due to illness or physical or mental disability, Executive fails to perform the material duties required by this Agreement during any one hundred twenty (120) consecutive days during the Term of this Agreement, or for shorter periods aggregating one hundred fifty days
(150) days in any twelve (12) month period, the Company may terminate this Agreement, subject to the notice provisions set forth in Section 2 hereof. In such event, the Company will pay Executive (and Executive's eligible dependents with respect to paragraph (3) below) the following:

                  (1) all accrued but unpaid amounts of the Base Salary, cash and stock bonuses and unused paid vacation and personal time through the effective date of termination, payable in accordance with the provisions of Sections 3(a), (d) and (g) above, plus any amounts of unreimbursed relocation expenses or legal expenses payable pursuant to Sections 3(b) and (c) above (which amounts will be paid to Executive on a tax-adjusted basis), plus any unreimbursed business expenses payable pursuant to Section 3(c) above, which amounts will be paid on or before the earlier of (i) the date required by applicable law or (ii) the 30th day following the effective date of termination; and

                  (2) any vested benefits or amounts pursuant to Section 3(f) hereof through the effective date of termination, payable in accordance with the provisions of any such programs or plans; and

                  (3) the costs of continuation of the Executive's health insurance benefits specified in Section 3(f)(1) to the maximum extent permitted under the federal Consolidated Omnibus Budget Reconciliation Act ("COBRA"), provided the Executive timely elects such continuation.

                  This Section 4(e) will not limit the entitlement of Executive, his estate or beneficiaries to any disability or other benefits available to Executive under any disability insurance or other benefits plan or policy that is maintained by the Company for Executive's benefit.

5.       Golden Parachute Provision.

         (a) Gross Up Payments. Anything in this Agreement to the contrary notwithstanding, in the event that any payment by or on behalf of the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (the "Payments") is determined to be an "excess parachute payment" pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code, or any interest or penalties are incurred by Executive with respect to such Payments (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall receive an additional payment from the Company (the "Gross-Up Payment") in an amount such that after payment by Executive of all taxes imposed upon the Gross-Up Payment, including, without



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limitation, federal, state, local or other income taxes, FICA taxes, and additional Excise Tax (and any interest and penalties imposed with respect to such taxes), Executive retains a portion of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Determination of Gross-Up. Subject to the provisions of paragraph
(c) below, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that serves as the Company's auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or Executive that there have been Payments, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Executive within five days after the receipt by the Company and Executive of the Accounting firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive, except as provided in paragraph (c) below.

         (c) IRS Claims. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service or other agency will claim that a greater Excise Tax is due, and thus a greater amount of Gross-Up Payment should have been made by the Company than that determined pursuant to paragraph (a) above (an "Underpayment"). In the event that Executive is required to make a payment of any such Excise Tax, the Accounting Firm shall determine the amount of the additional Gross-Up Payment due to Executive based on the Underpayment, and such additional Gross-Up Payment shall be promptly paid by the Company to or for the benefit of Executive. Executive shall notify the Company in writing of any claim by the Internal Revenue Service or other agency that, if successful, would require the payment by the Company of the Gross-Up Payment or an Underpayment.

6. Indemnification. The Company will, to the maximum extent permitted by law, and in addition to any such rights granted to or available to Executive under the Company's Articles and By-Laws (but subject to any limitations on indemnification provided therein), or other resolutions, defend, indemnify and hold harmless Executive from and against any and all claims made against Executive concerning or relative to his service, actions, or omissions on behalf of the Company as an employee, officer, director or agent of the Company. The Company will, upon Executive's request, promptly advance or pay any amounts for costs, charges, or expenses (including, without limitation, legal fees and expenses incurred by counsel retained by Executive) in respect of his right to indemnification hereunder, subject to a later determination as to Executive's ultimate right to receive such payment. Executive's right to indemnification will



                                      -9-
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survive until the expiration of any applicable statute of limitations, without regard to the earlier termination of Executive's employment hereunder or of the Term.

7. Prior Agreement. This Agreement supersedes and is in lieu of any and all other employment or service agreements or arrangements between Executive and the Company, and any and all such employment or service agreements and arrangements are hereby terminated and deemed of no further force or effect.

8. Assignment. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by him shall be void. The Company may assign all or any of its rights hereunder provided that substantially all of the assets of the Company are also transferred to the same party; provided, however, that the Company will remain primarily liable to Executive to fulfill all of the Company's obligations under this Agreement and that any such assignee also agrees to be primarily liable to Executive jointly and severally with the Company to fulfill all of the Company's obligations under this Agreement as provided in the next section.

9. Successors. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and the Company's successors and assigns. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, as the case may be, by agreement in form and substance reasonably satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.

10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered in person or sent by any national overnight delivery service or by certified mail to the current residence of Executive or the main business address of the Company (to the attention of the General Counsel) or to any other address that any party may designate by notice to the other parties hereto.

11. Amendment. This Agreement may not be changed, modified or amended except in writing signed by all of the parties hereto.

12. Waiver of Breach. The waiver by any of the parties hereto of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any part.



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13. Severability. The Company and Executive each expressly agree and contract that it is not the intention of any of the parties hereto to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

14. Legal Fees. If any dispute or disagreement arising hereunder or related hereto shall result in legal action between the Company and Executive, Executive shall be entitled, within 30 days after incurring such fees and disbursements, to recover from the Company any reasonable expenses for attorney's fees and disbursements incurred by him in connection with Executive's good faith maintenance or defense of such action, on an after-tax basis, unless Executive does not prevail in such action.

15. No Mitigation. The Company waives, releases and remises (x) any obligation or duty under applicable law or otherwise on the part of Executive to seek or obtain other engagements or employment or to otherwise mitigate any payments or damages to which Executive may be entitled to by reason of any operation or termination of this Agreement; and (y) any right in or claim to any remuneration or compensation received by Executive pursuant to any engagements or employment subsequent to the termination of this Agreement.

16. Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of New York, exclusive of the conflict of laws provisions of the State of New York.

17. Binding Effect. This Agreement shall be binding and legally enforceable against the parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.


                            (signature page follows)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



EXECUTIVE:                             STANDARD AUTOMOTIVE CORPORATION

/s/James F. O'Crowley, III             By:  /s/ Joseph Spinella
---------------------------                 -------------------------------
 James F. O'Crowley

Execution Date: July 16, 2001          Its: CFO, Corporate Secretary & Direct
                -------------               ------------------------------